EXHIBIT 99.1

      NEWS RELEASE                                    MARCH 10, 1998

                            LS POWER CORPORATION
                     TO SELL WHITEWATER, WISCONSIN AND
                COTTAGE GROVE, MINNESOTA COGENERATION PLANTS

 LS Power Corporation and its affiliate, Granite Power Partners, L.P., today announced the signing of a purchase agreement to sell their interests in LSP-Whitewater Limited Partnership and LSP-Cottage Grove, L.P. to affiliates of Cogentrix Energy, for an undisclosed price. LSP-Whitewater and LSP-Cottage Grove own and operate cogeneration facilities in Whitewater, Wisconsin and Cottage Grove, Minnesota. These facilities began commercial operation in 1997 and represent a total electric capacity of approximately 500 megawatts. The transaction is subject to the completion of various consents and approvals.

 Closing of the sale will represent a milestone in a strategy that was initiated by LS Power two years ago with the purpose of (a) monetizing the ownership interest of certain original shareholders, and (b) providing an additional capital base for further expansion of new business activities. As part of this strategy, LS Power Corporation and Granite shifted new business activities to LS Power, LLC. Since that time, LS Power, LLC in partnership with another company has commenced construction on two power generation projects in Texas totaling approximately 700 megawatts of capacity. LS Power, LLC also expects to commence construction on another 750 megawatts this summer in Mississippi and has over 2,000 megawatts of additional capacity in various stages of development in the United States.

 LS Power, LLC is headquartered in East Brunswick, NJ and maintains other offices in St. Louis, MO, Orlando, FL, Boston, MA and Batesville, MS.

 FOR FURTHER INFORMATION CONTACT:

 Mike Segal, Managing Director (732) 249-6750

 Clarence Heller, Executive Vice President (314) 993-2700